                                  SCHEDULE 14A

                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ROCHESTER MEDICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Items 22(a)(2) of Schedule A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                         ROCHESTER MEDICAL CORPORATION
                          ONE ROCHESTER MEDICAL DRIVE
                         STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 4, 1998

    The Annual Meeting of Shareholders of Rochester Medical Corporation (the "Company") will be held Wednesday, February 4, 1998, at 3:30 o'clock p.m. (Central Standard Time) in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:

    1. To elect seven directors to serve until the next Annual Meeting of Shareholders.

    2. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending September 30, 1998.

    3. To act upon any other business that may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on December 15, 1997, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ ANTHONY J. CONWAY
                                ------------------------------------------
                                            Anthony J. Conway
                                         PRESIDENT AND SECRETARY

Dated: December 24, 1997

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                     [LOGO]

                         ROCHESTER MEDICAL CORPORATION
                          ONE ROCHESTER MEDICAL DRIVE
                         STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 4, 1998
                     SOLICITATION AND REVOCABILITY OF PROXY

    This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 1998 Annual Meeting of Shareholders of the Company to be held on February 4, 1998, at 3:30 o'clock p.m. (Central Standard Time) in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the "1998 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according with instructions given therein or, if no instruction is given, then according to their judgment. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

    The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

    So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

    A copy of the Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 1997, is being furnished to each shareholder with this Proxy Statement.

    The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 29, 1997.

                      RECORD DATE AND VOTING OF SECURITIES

    The Common Stock of the Company without par value is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on December 15, 1997, are entitled to receive notice of, and to vote at, the 1998 Annual Meeting. At the close of business on December 15, 1997, a total of 5,261,500 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.

                       PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

    The Company's By-Laws provide that the Shareholders or the Board of Directors may set the number of directors to constitute the Company's Board of Directors. The Board of Directors has determined to set the number of directors at seven. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election.

    It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                                                       DIRECTOR
NAME                                         AGE         SINCE                             POSITION
---------------------------------------      ---      -----------  --------------------------------------------------------
Anthony J. Conway......................          53         1988   Chairman of the Board, Chief Executive Officer,
                                                                     President, and Secretary
Philip J. Conway.......................          41         1988   Director, Vice President, Operations
Richard D. Fryar.......................          50         1988   Director, Vice President, Research and Development
Brian J. Wierzbinski...................          39        *       Chief Financial Officer and Treasurer
Darnell L. Boehm.......................          49         1995   Director
Peter R. Conway........................          43         1988   Director
Roger W. Schnobrich....................          67         1995   Director

    ANTHONY J. CONWAY, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company's research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation ("Arcon"), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation ("IBM") in various research and development capacities. Mr. Anthony Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 11 have resulted in issued United States patents.

    PHILIP J. CONWAY, a founder of the Company has served as Director and as Vice President of Operations of the Company since May 1988. Mr. Philip Conway is responsible for overseeing plant design and operation, and is also active in the Company's research and development and design activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 11 have resulted in issued United States patents.

    RICHARD D. FRYAR, a founder of the Company, has served as a Director and as Vice President of Research and Development of the Company since May 1988. Mr. Fryar is responsible for overseeing the Company's research and development and regulatory affairs activities. From 1984 to March 1988, Mr. Fryar was employed by Arcon, a company that he co-founded, in research and development capacities. From 1969 to 1984, he was employed by IBM in various research and development capacities. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date have resulted in issued United States patents.

    BRIAN J. WIERZBINSKI is newly nominated for election as a director. He has served as the Company's Chief Financial Officer since February 1996, and as its Treasurer since September 1997, with principal responsibility for management of the Company's financial and administrative affairs. From 1986 until joining the Company in 1996, Mr. Wierzbinski was employed in various financial and financial management capacities by Ecolab, Inc., most recently as Asia Pacific Vice President, planning and control. Prior to joining Ecolab, Mr. Wierzbinski was employed for six years in various audit and audit management capacities by KPMG Peat Marwick. Mr. Wierzbinski is a certified public accountant.

    DARNELL L. BOEHM has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director and the Chief Financial Officer and Secretary of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductor devices. From October 1988 to March 1993, Mr. Boehm served as the Acting President of Genesis Labs, Inc., a manufacturer of medical diagnostic products. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

    PETER R. CONWAY has served as a Director of the Company since May 1988. He is a Director and the Chairman and Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

    ROGER W. SCHNOBRICH has served as a director of the Company since October 1995. Mr. Schnobrich has been a partner with the law firm of Hinshaw & Culbertson since 1997. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Mr. Schnobrich serves as a director of Developed Technology Resource Inc., a company that invests in business, technology and infrastructure in the former Soviet Union.

    Messrs. Anthony J. Conway, Philip J. Conway and Peter R. Conway are brothers.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR.

BOARD MEETINGS

    During the fiscal year ended September 30, 1997, the Board of Directors met on 4 occasions and adopted resolutions by unanimous written consent on 4 additional occasions.

COMMITTEES

    The Board of Directors established a Compensation Committee and an Audit Committee. The Audit Committee has oversight over the process of auditing the Company's internally prepared financial statements, and is charged with reviewing any potential conflicts of interest. The Compensation Committee has power and authority to recommend compensation for the Company's executive officers. Messrs. Boehm and Schnobrich are members of each committee. Mr. Anthony J. Conway also serves ex officio as a member of each committee. The Audit Committee and the Compensation Committee each met once during the fiscal year ended September 30, 1997.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    No director of the Company attended fewer than 75% of all board and committee meetings.

NOMINATING PROCEDURES

    Candidates for election to the Board of Directors of the Company are chosen by the Board after taking into consideration the recommendations of the Company's executive officers, the Company's investment bankers and the Company's shareholders.

    Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.

COMPENSATION OF DIRECTORS.

    No director who is also an employee of the Company receives any separate compensation for services as a director. Non-employee directors currently receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

    Non-employee directors also each receive an automatic grant of options to purchase 1,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). Under the 1991 Stock Option Plan, each director who is elected or reelected and who is not an employee of the Company is entitled to an Automatic Grant of a non-qualified option for 1,000 shares of Common Stock ("Automatic Grant"). Each Automatic Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 1991 Stock Option Plan) of the Common Stock on the date of grant;
(2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 7 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee's death.

    Messrs. Darnell Boehm, Roger W. Schnobrich and Peter R. Conway are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. Messrs. Boehm and Schnobrich were initially elected to the board in October 1995, and each then received an initial stock grant of 500 shares having a fair market value of $16.00 per share. In February 1996, Messrs. Boehm, Peter Conway and Schnobrich each were also granted an option to purchase 20,000 shares of the Company's Common Stock at the exercise price of $13.00 per share. Each such option vests and becomes exercisable in an initial increment of 5,000 shares on March 31, 1996, and thereafter in incremental amounts of 1,250 shares at the end of each succeeding calendar quarter during which the Optionee continues to be a director of the Company, commencing with the vesting date of June 30, 1996, until fully vested and exercisable on March 31, 1999. Each such option is exercisable for such vested increments at any time, or from time to time, until the earliest of (i) twelve months after the director ceases to be a director whether by resignation or failure to be re-elected as a director of the Company, (ii) 12 months after his death or (iii) 5:00 o'clock p.m. CST on September 30, 2006.

                               EXECUTIVE OFFICERS

    In addition to its executive officers who are also directors or nominee for director of the Company, the Company employs the following executive officers:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Alfred T. Mannino..........................          48   Senior Vice President
Martyn R. Sholtis..........................          38   Vice President, Sales and Marketing

    ALFRED T. MANNINO has served as the Company's Senior Vice President since August, 1996, and previously as its Executive Vice President from November 1994. Mr. Mannino is generally responsible for marketing the Company's products. From 1991 to 1994 he served as Vice President of Sales and Marketing of Dacomed Corporation, a company that produces and sells incontinence and impotence devices and diagnostic equipment. Mr. Mannino has over 27 years of experience in sales and marketing management of incontinence related products.

    MARTYN R. SHOLTIS has served as Vice President, Sales and Marketing of the Company since April 1992. Mr. Sholtis' responsibilities include the sales and marketing of ROCHESTER MEDICAL(R) brand products in international markets and the management of the Company's private label relationships, including its strategic alliance with ConvaTec. From 1985 to April 1992 Mr. Sholtis was employed by Sherwood Medical, a company that manufactures and sells Foley catheters and a variety of other urologic and hospital-based medical products, most recently as Regional Sales Manager for the Nursing Care Division, with responsibility for twelve states in the midwest region.

    The Company's executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company. The Company currently has no separate retirement, pension, profit sharing, or insurance plans for its officers. The Company may in the future adopt such plans and may also adopt a compensation plan substantially increasing officers' salaries based upon performance of the Company.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth, as of December 12, 1997, certain information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

                                                             AMOUNT AND NATURE
NAME AND ADDRESS                                               OF BENEFICIAL         PERCENT OF
OF BENEFICIAL OWNER                                             OWNERSHIP(1)            CLASS
--------------------------------------------------------  ------------------------  -------------
Anthony J. Conway(2)(3)(4)..............................             431,900                8.6%
Philip J. Conway(2)(3)(5)...............................             244,200                4.6%
Richard D. Fryar(2)(6)..................................             177,800                3.4%
Peter R. Conway(3)(7)...................................              90,700                1.7%
Alfred T. Mannino(2)(8).................................              66,000                1.2%
Martyn R. Sholtis(2)(9).................................              47,050              *
Roger W. Schnobrich(10).................................              27,000              *
Brian J. Wierzbinski(11)................................              24,000              *
Darnell L. Boehm(12)....................................              24,000              *
All Officers and Directors as a group (9 persons).......           1,133,150               20.7%

------------------------

*   Less than 1%

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 2, 1996, are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) The address of each executive officer of the Company is One Rochester Medical Drive Stewartville, Minnesota 55976.

 (3) Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

 (4) Includes 3,750 shares issuable upon exercise of currently exercisable options at a price of $17.25 per share.

 (5) Includes 3,000 shares issuable upon exercise of currently exercisable options at a price of $17.25 per share. Also includes 1,000 shares held in an IRA for the benefit of Mr. Philip J. Conway, and 1,000 shares held in an IRA for the benefit of his wife, as to which he disclaims beneficial ownership.

 (6) Includes 3,000 shares issuable upon exercise of currently exercisable options at a price of $17.25 per share.

 (7) Includes 18,500 shares issuable upon exercise of currently exercisable options at prices ranging from $8.25 to $20.00 per share. Mr. Peter R. Conway's address is 501 Old Territorial Road, Chatfield, Minnesota 55923.

 (8) Includes 60,000 shares issuable upon exercise of currently exercisable options at a price of $8.25 per share.

 (9) Includes 45,000 shares issuable upon exercise of currently exercisable options at prices ranging from $6.75 to $14.75 per share.

(10) Includes 12,000 shares held in an IRA for the benefit of Mr. Schnobrich. Includes also 14,500 issuable upon exercise of currently exercisable options at prices ranging from $13.00 to $20.00 per share. Mr. Schnobrich's address is 3300 Piper Jaffray Tower, Minneapolis, Minnesota 55402.

(11) Includes 24,000 shares issuable upon exercise of currently exercisable options at prices ranging from $14.38 to $17.25 per share.

(12) Includes 1,500 shares held for the benefit of a minor child. Includes also 14,500 shares issuable upon exercise of currently exercisable options at prices ranging from $13.00 to $20.00 per share. Mr. Boehm's address is 19330 Bardsley Place, Monument, Colorado 80132.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

    Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information relates to compensation paid by the Company for services rendered during the three (3) fiscal years ended September 30, 1997, for the Company's Chief Executive Officer and for each of the other five (5) most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                              ------------------------------------------------------------------------
                                                                       OTHER ANNUAL      SECURITIES
                                                FISCAL                 COMPENSATION      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR        SALARY      BONUS(1)     OPTIONS/SAR'S(#)   COMPENSATION
--------------------------------------------  -----------  ----------  -------------  -----------------  -------------
Anthony J. Conway...........................        1997   $  118,600    $  29,200            15,000          --
Chief Executive Officer                             1996       90,000       --               --               --
and President                                       1995       55,000       --               --               --

Philip J. Conway............................        1997   $   95,200    $  23,400            12,000          --
Vice President of                                   1996       79,700       --               --               --
Operations                                          1995       67,500       --               --               --

Richard D. Fryar............................        1997   $   95,200    $  22,300            12,000          --
Vice President of Research                          1996       79,700       --               --               --
and Development                                     1995       67,500       --               --               --

Alfred T. Mannino...........................        1997   $  105,000    $  21,300           --               --
Senior Vice President                               1996      105,000       20,100           --               --
                                                    1995      105,000       --               100,000       $  86,500(2)

Martyn R. Sholtis...........................        1997   $  100,000    $  23,400                         $   8,868(3)
Vice President of Sales                             1996      100,000       15,531            15,000          12,810(3)
and Marketing                                       1995      100,000                        --               11,297(3)

Brian J. Wierzbinski........................        1997   $  106,800    $  26,300            12,000          --
Chief Financial Officer                             1996       63,500(4)      --              80,000       $  57,300(5)
and Treasurer                                       1995       --           --               --               --

------------------------

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(2) Includes stock grant of 4,000 shares of Common Stock valued at $35,000 and relocation benefits of $51,500.

(3) Includes automobile and insurance benefits for fiscal 1995 and 1996, and automobile benefits only for fiscal 1997.

(4) Mr. Wierzbinski joined the Company in February, 1996.

(5) Includes relocation benefits.

                   OPTIONS/SAR GRANTS DURING LAST FISCAL YEAR

    Stock options granted to the Company's executive officers during the fiscal year ended September 30, 1997, are shown in the following table of Option Grants. The Company has never awarded any Stock Appreciation Rights.

                                 OPTION GRANTS

                                                                                                             POTENTIAL REALIZABLE
                                                            INDIVIDUAL GRANTEE                                 VALUE AT ASSUMED
                                                             PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                                                              OPTIONS GRANTED                               PRICE APPRECIATION FOR
                                                OPTIONS             TO             EXERCISE                     OPTION TERM(1)
                                                GRANTED          EMPLOYEES           PRICE     EXPIRATION   ----------------------
NAME                                              (#)         IN FISCAL YEAR      ($/ SH)(2)     DATE(3)        5%         10%
---------------------------------------------  ----------  ---------------------  -----------  -----------  ----------  ----------
Anthony J. Conway............................    15,000(3)            22.3%          17.25       12/31/06   $  162,700  $  412,400
Philip J. Conway.............................    12,000(3)            17.9%          17.25       12/31/06   $  130,200  $  329,900
Richard D. Fryar.............................    12,000(3)            17.9%          17.25       12/31/06   $  130,200  $  329,900
Brian J. Wierzbinski.........................    12,000(3)            17.9%          17.25       12/31/06   $  130,200  $  329,900

------------------------

(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3) The option vests and becomes exercisable for the option shares in four equal, successive annual installments, the first vesting on February 28, 1998. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

     OPTIONS EXERCISED DURING FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
                     (Fiscal year ended September 30, 1997)

    The value of unexercised stock options held by the Company's executive officers at fiscal year end is set forth in the following table. No stock options were exercised by any of the Company's executive officers during the past fiscal year.

                                                                                 NUMBER OF              VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                                             SEPTEMBER 30, 1997        SEPTEMBER 30, 1997(1)
                                      SHARES ACQUIRED   VALUE REALIZED   --------------------------  --------------------------
NAME AND PRINCIPAL POSITION             ON EXERCISE          $(2)        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
Anthony J. Conway..................              0                 0              0       15,000(3)           0              0
Chief Executive Office and
 President

Philip J. Conway...................              0                 0              0       12,000(3)           0              0
Vice President, Operations

Richard D. Fryar...................              0                 0              0       12,000(3)           0              0
Vice President, Research
 and Development

Alfred T. Mannino..................              0                 0         60,000       40,000(4)   $ 510,000    $   340,000
Senior Vice President

Martyn R. Sholtis..................              0                 0         35,000       30,000(5)   $ 310,000    $   220,000
Vice President
Sales & Marketing

Brian J. Wierzbinski...............              0                 0         20,000       72,000(6)   $  47,500    $   142,500
Chief Financial Officer

------------------------

(1) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at September 30, 1997 was $16.75 per share.

(2) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(3) Granted February 14, 1997 under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share.

(4) Granted September 29, 1994, under the Company's 1991 Stock Option Plan; exercisable at $8.25 per share.

(5) 50,000 granted June 20, 1994, under the Company's 1991 Stock Option Plan; exercisable at $6.75 per share. 15,000 granted March 28, 1996 under the Company's 1991 Stock Option Plan; exercisable at 14.75 per share.

(6) 80,000 granted February 1, 1996, under the Company's 1991 Stock Option Plan; exercisable at $14.375 per share. 12,000 granted February 14, 1997 under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The Company made no grants of long term incentive compensation during the fiscal year ended September 30, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee (the "Committee") was established in 1995 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

    Rochester Medical's executive compensation program is designed to accomplish several goals, including:

        1.  To attract, retain, and motivate employees of outstanding ability.

        2. To link changes in employee compensation to individual and corporate performance.

        3. To align the interests of management with the interests of the Company's shareholders.

KEY PROVISIONS OF THE EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. The Company has established a strong link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

BASE SALARY

    The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of comparable competitive compensation data.

ANNUAL INCENTIVE BONUS

    Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus payout targets (25% of base salary in fiscal
1997) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the midrange for comparable positions at similar-size manufacturing companies. Performance for fiscal 1997 was measured at the corporate and individual level. The total potential bonus for each executive was broken down into several factors as appropriate for that executive's area of responsibility. Each factor was then weighted with emphasis placed on achievement of corporate milestone objectives. These factors, and the relative weight given to each factor, vary with each executive officer in the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and maximum achievement level. No bonus is paid for performance below threshold levels. Bonuses for threshold performance are paid at 50% of the targeted levels. Maximum bonuses for superior performance are paid at 150% of targeted levels for all executive officers. The total bonus paid each executive is thus a weighted average of each factor, adjusted for performance against a defined target for that factor.

LONG-TERM INCENTIVE (STOCK OPTIONS)

    Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. These recommendations also take into consideration competitive practice for stock option grants as determined by an independent compensation consultant from survey information. The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 1997, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the midrange of comparable competitive compensation data. The Company reached its targeted performance in fiscal 1997. As a result, Mr. Conway received a bonus equal to 98% of target performance.

TAX LIMITATION

    As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1,000,000 limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

    The cash compensation paid to the Company's executive officers for the fiscal 1997 year did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1998 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

                                              SUBMITTED BY THE
                                              COMPENSATION COMMITTEE OF THE
                                              BOARD OF DIRECTORS
                                              -Roger W. Schnobrich
                                              -Darnell L. Boehm

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended September 30, 1997. The comparison assumes $100 was invested on September 30, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ROCHESTER MEDICAL CORP.         MG GROUP INDEX        NASDAQ MARKET INDEX
1992                             $ 100.00              $ 100.00                    $ 100.00
1993                              $ 88.57               $ 84.41                    $ 130.98
1994                             $ 102.86               $ 97.83                    $ 132.06
1995                             $ 177.14              $ 146.53                    $ 182.40
1996                             $ 190.00              $ 170.05                    $ 216.44
1997                             $ 191.43              $ 196.51                    $ 297.11

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on

Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met.

                             MEDICAL ADVISORY BOARD

    The Company has established a Medical Advisory Board comprised of individuals with expertise in fields relevant to the Company. Members of the Company's management and scientific and technical staff consult from time to time with members of the Medical Advisory Board. The current members of the Medical Advisory Board are:

    TAMARA G. BAVENDAM, M.D., is an Associate Professor of Urology and director of the Female Urology Clinic at the University of Washington in Seattle, Washington. Dr. Bavendam is also a member of the Board of Directors of Help for Incontinent People, Inc., and the President and a member of Board of Directors of Women in Urology.

    DIANE KASCHAK NEWMAN, R.N.C., M.S.N., is an adult nurse practitioner who has ten years of experience with the assessment and management of urinary incontinence. Ms. Newman is the founder and President of DKN & Associates, Inc., Chief Executive Officer and President of Access to Continence Care & Treatment, Inc., and a founder and owner of Golden Horizons, Inc., all three of which are companies devoted to various aspects of the assessment and management of urinary incontinence. Ms. Newman is Co-chairperson of the Clinical Practice Guideline of "Urinary Incontinence in the Adult" of the Agency for Health Care Policy and Research at the US Department of Health and Human Services. Ms. Newman is also the Executive Director of the Institute for Health Promotion and Research.

                              CERTAIN TRANSACTIONS

    George H. Frisch, the Company's corporate legal counsel and a shareholder of the Company, is the brother-in-law of Anthony J. Conway, Philip J. Conway and Peter R. Conway, two of whom are officers and all of whom are directors of the Company. During the fiscal year ended September 30, 1997, the

Company paid to such counsel as fees and expenses approximately $90,000 for general legal services. Management believes the fees paid for the services rendered to the Company were on terms at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

    The Company entered into an agreement with Halcon Corporation ("Halcon") to purchase office furniture valued at $402,000. A payment of $86,000 was made in fiscal 1996, and $316,000 was paid in fiscal 1997. Halcon Corporation is owned and managed by Peter R. Conway, who is a director of the Company and the brother of Anthony J. Conway and Philip J. Conway, who are each directors and principal officers of the Company. Management believes the amount paid and the terms of the agreement for the purchase of office furniture are at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

           PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed the firm of Ernst & Young LLP to act as principal independent accountants for the Company for the fiscal year ending September 30, 1998. This appointment will be submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended September 30, 1997, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company, nor have they had any connection during the past three years with the Company, in any capacity other than that of independent accountants and auditors. Ernst & Young LLP will have representatives at the 1998 Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

    In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
             RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received no later than October 7, 1998, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as filed with the Securities and Exchange Commission is furnished with this Proxy Statement. Copies of that Report are also available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of Brian J. Wierzbinski, Chief Financial Officer.

    Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ ANTHONY J. CONWAY
                                ------------------------------------------
                                            Anthony J. Conway
                                                PRESIDENT

Dated: December 24, 1997

                         ROCHESTER MEDICAL CORPORATION

       THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY

    The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 24, 1997, hereby appoints Anthony J. Conway and Philip
J. Conway as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 15, 1997, at the meeting of shareholders to be held February 4, 1998, in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 o'clock p.m. CST, and any adjournment(s) thereof.

1.   ELECTION OF DIRECTORS     / / FOR all nominees      / / WITHHOLD AUTHORITY
                               listed below                to vote for all
                                 (except as marked to      nominees listed
                               the contrary)               below.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

        DARNELL L. BOEHM        ANTHONY J. CONWAY        PETER R. CONWAY
   PHILIP J. CONWAY  RICHARD D. FRYAR  ROGER W. SCHNOBRICH  BRIAN J. WIERZBINSKI
________________________________________________________________________________

2. PROPOSAL TO APPROVE ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

                        (CONTINUED FROM THE OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF PROPOSAL 2.

    PLEASE SIGN exactly as name appears at the left. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
_______________________________________
_______________________________________

          DATED: _____________________________________________ , 19___

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.